UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                          CANYON RESOURCES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    138869102
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))

                               Page 1 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David W. Tice & Associates, Inc. - 75-2476962
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
       Not Applicable                                                  (b)  [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
======================= ====== =================================================
       NUMBER OF           5   SOLE VOTING POWER

        SHARES                 0
                        ====== =================================================
     BENEFICIALLY          6   SHARED VOTING POWER

       OWNED BY                0
                        ====== =================================================
         EACH              7   SOLE DISPOSITIVE POWER

       REPORTING               631,618
                        ====== =================================================
        PERSON             8   SHARED DISPOSITIVE POWER

         WITH                  0
======================= ====== =================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       631,618 (1)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             [ ]

       Not Applicable
====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4% (1)
====== =========================================================================
  12   TYPE OF REPORTING PERSON*

       IA
====== =========================================================================


(1) The percent ownership calculated is based upon an aggregate of 11,627,241 shares outstanding as of November 1, 2000.



                               Page 2 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Prudent Bear Funds, Inc. - 39-1837741
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
       Not Applicable                                                  (b)  [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland
======================= ====== =================================================
       NUMBER OF           5   SOLE VOTING POWER

        SHARES                 631,618
                        ====== =================================================
     BENEFICIALLY          6   SHARED VOTING POWER

       OWNED BY                0
                        ====== =================================================
         EACH              7   SOLE DISPOSITIVE POWER

       REPORTING               0
                        ====== =================================================
        PERSON             8   SHARED DISPOSITIVE POWER

         WITH                  0
======================= ====== =================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       631,618 (1)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             [ ]

       Not Applicable
====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4% (1)
====== =========================================================================
  12   TYPE OF REPORTING PERSON*

       IV
====== =========================================================================

(1) The percent ownership calculated is based upon an aggregate of 11,627,241 shares outstanding as of November 1, 2000.



                               Page 3 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


Item 1(a).       Name of Issuer:
----------       ---------------
                 Canyon Resources Corporation

Item 1(b).       Address of Issuer's Principal Executive Offices:
----------       ------------------------------------------------
                 14142 Denver West Parkway, Suite 250
                 Golden, CO  80401

Item 2(a).       Name of Person Filing:
----------       ----------------------
                 The persons filing this Schedule 13G are (i) David W. Tice &
                 Associates, Inc., an investment adviser registered under
                 Section 203 of the Investment Advisers Act of 1940 and (ii)
                 Prudent Bear Funds, Inc., an investment company registered under the Investment Company Act of 1940. Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between David W. Tice & Associates, Inc. and Prudent
                 Bear Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

Item 2(b).       Address of Principal Business Office or, if none, Residence:
----------       ------------------------------------------------------------
                 8140 Walnut Hill Lane, Suite 405
                 Dallas, Texas  75231
                 (for both David W. Tice & Associates, Inc. and Prudent Bear
                 Funds, Inc.)

Item 2(c).       Citizenship:
----------       ------------
                 David W. Tice & Associates, Inc. is a Texas corporation.
                 Prudent Bear Funds, Inc. is a Maryland corporation.

Item 2(d).       Title of Class of Securities:
----------       -----------------------------
                 Common Stock

Item 2(e).       CUSIP Number:
----------       -------------
                 138869102




                               Page 4 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


Item 3.          If this statement is filed pursuant to Rules 13d-1(b), or
-------          ----------------------------------------------------------
                 13d-2(b) or (c), check whether the person filing is a:
                 ------------------------------------------------------
                 [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).
                 [ ]   Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).
                 [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
                 [X]   Investment  company  registered  under section 8 of the
                        Investment  Company Act of 1940 (15 U.S.C. 80a-8).
                 [X]   An investment adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E).
                 [ ]   An employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F). [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G). [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                 [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                 [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4.          Ownership:
-------          ----------
                 David W. Tice & Associates, Inc.
                 --------------------------------
                 (a)  Amount Beneficially Owned:  631,618*

                 (b)  Percent of Class:  5.4%

                 (c)  Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:        -0-

                      (ii)  shared power to vote or to direct the vote:      -0-

                      (iii) sole power to dispose or to direct the
                            disposition of:                              631,618

                      (iv)  shared power to dispose or to direct the
                            disposition of:                                  -0-


----------------
* David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. share beneficial ownership over the same 631,618 shares.


                               Page 5 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


                 Prudent Bear Funds, Inc.
                 ------------------------
                 (a)  Amount Beneficially Owned:  631,618 *

                 (b)  Percent of Class:  5.4%

                 (c)  Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:    631,618

                      (ii)  shared power to vote or to direct the vote:      -0-

                      (iii) sole power to dispose or to direct the
                            disposition of:                                  -0-

                      (iv)  shared power to dispose or to direct the
                            disposition of:                                  -0-

Item 5.          Ownership of Five Percent or Less of a Class.
------           --------------------------------------------
                 N/A

Item 6.          Ownership of More than Five Percent on Behalf of Another
------           ---------------------------------------------------------
                 Person.
                 -------
                 N/A

Item 7.          Identification and Classification of the Subsidiary Which
------           ---------------------------------------------------------
                 Acquired the Security Being Reported on By the Parent Holding
                 -------------------------------------------------------------
                 Company.
                 --------
                 N/A

Item 8.          Identification and Classification of Members of the Group.
------           ---------------------------------------------------------
                 N/A

Item 9.          Notice of Dissolution of Group.
------           ------------------------------
                 N/A


----------
* David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. share beneficial ownership over the same 631,618 shares.


                               Page 6 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


Item 10.         Certification.
-------          -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                 Exhibits.
                 --------

                     1.  Agreement to file Schedule 13G jointly.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 14, 2001

DAVID W. TICE & ASSOCIATES, INC.


By: /s/ David W. Tice
    -------------------------------------
    David W. Tice, President


PRUDENT BEAR FUNDS, INC.


By: /s/ David W. Tice
    -------------------------------------
    David W. Tice, President




                               Page 7 of 8 Pages

--------------------------------------
CUSIP No.  138869102
--------------------------------------


                                    EXHIBIT 1


     AGREEMENT dated as of February 14, 2001, by and among David W. Tice & Associates, Inc., a Texas corporation, and Prudent Bear Funds, Inc., a Maryland corporation.

     WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the "Act"), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     Both David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement on
Schedule 13G relating to their ownership of the Common Stock of Canyon Resources Corporation, and hereby further agree that said Statement shall be filed on behalf of both David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a "group" (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Nexmed, Inc.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

                                      DAVID W. TICE & ASSOCIATES, INC.


                                      By: /s/ David W. Tice
                                          --------------------------------------
                                          David W. Tice, President


                                      PRUDENT BEAR FUNDS, INC.


                                      By: /s/ David W. Tice
                                          --------------------------------------
                                          David W. Tice, President




                               Page 8 of 8 Pages